Exhibit 10.2

Sysco Corporation 1390 Enclave Parkway Houston, Texas 77077 T 281.584.1390 sysco.com
PERSONAL AND CONFIDENTIAL

March 25, 2023
Delivered via email: [***]

Dear Neil,

Congratulations on your promotion to the important leadership role of Senior Vice President and Chief Administrative Officer, reporting to me, effective as of the date that the Company’s Executive Vice President and Chief Financial Officer commences employment with the Company (“Effective Date”). The following is a summary of your compensation package:
•Your annual base salary will be increased to $525,000, effective as of the Effective Date, currently anticipated to be April 17, 2023. You will be eligible for a pay review in September 2023.
•You remain eligible to participate in Sysco’s Annual Incentive Plan (AIP) and receive a bonus with actual payment based on your base salary, the Company's performance and your strategic bonus objectives. Your target annual bonus will be 100% of your base salary. Your FY2023 bonus will be prorated based on the effective date of your annual base salary increase. Eligibility for the bonus is contingent upon your continued employment with Sysco through the bonus payout date.

•You will be eligible to participate in Sysco’s Long-term Incentive Plan with a target award representing 200% of your annual base salary. This award may be in the form of stock options, performance share units (PSUs), restricted stock units (RSUs), or any combination thereof. Such long-term incentive awards will vest over a period of 3 years.

•In recognition of your tenure as Interim Chief Financial Officer, you will receive a one-time, cash incentive payment of $125,000, payable within thirty (30) days of the Effective Date.
•You will receive a one-time, Restricted Stock Unit award valued at $500,000 (the “Retention Award”). The Retention Award will vest pro-rata over three years, subject to continued employment with the Company through the applicable vesting dates. The Retention Award will be issued on the 7th business day following earnings, which is anticipated to be May 11, 2023.
•You will continue to be eligible to participate in the following significant executive benefit programs:
oManagement Savings Plan. This is a non-qualified deferred compensation program that allows you to defer salary and bonus on a pre-tax basis above amounts limited under the company’s 401(k) plan.
oA Disability Income Plan that will provide you with benefits in case of personal disability.

oAdditional group life and accidental death and dismemberment benefits.
oAs a member of Sysco’s Senior Executive Leadership team, you will be eligible for executive severance benefits in the case of termination without cause, resignation for Good Reason, or Change in Control. You will also be subject to certain protective covenant agreements.
As a Senior Vice President of Sysco Corporation, you will continue to be required to comply with the Stock Ownership Requirements, as set forth in Sysco’s Corporate Governance Guidelines. Five years from your initial appointment to Senior Vice President, you are required to have attained ownership of Sysco Corporation stock valued at two times your annual base salary. During that five-year period, you will be subject to retention requirements until your holdings meet or exceed the ownership requirements.
Please be advised that this letter is not intended to create or imply any contract or contractual rights between you and Sysco Corporation. Any employee may terminate his/her employment at any time, with or without reason, and the company retains the same right.
Neil, we are excited about the continued contributions to our success that you will deliver through this important role. If you have any questions, please contact Ron Phillips or me.
Sincerely,

/s/ Kevin Hourican

Kevin Hourican
President and Chief Executive Officer

Agreed and Accepted:

/s/ Neil Russell_____________March 27, 2023___
Neil Russell             Date

cc:    Ron Phillips, Executive Vice President and Chief Human Resources Officer
    Melanie Filas, Vice President, Total Rewards
    Mike Pultorak, Sr. Director, Executive Compensation